Exhibit 99.1
REGENT COMMUNICATIONS REPORTS THIRD QUARTER 2007 RESULTS
Cincinnati, OH, November 6, 2007 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and nine months ended September 30, 2007.
For the third quarter of 2007, net broadcast revenues increased 24.9% to $25.7 million from $20.6 million during the third quarter of 2006. For the same period, station operating expenses increased 18.3% to $16.2 million in 2007 from $13.7 million in 2006. The Company reported a net loss of $1.3 million for the quarter, or $0.03 per share loss, compared with reported net income of $0.8 million, or $0.02 per share, in the same period last year.
For the first nine months of 2007, net broadcast revenues increased 26.5% to $73.0 million compared to $57.7 million in the same period of 2006. For the same period, station operating expenses increased 19.9% to $47.8 million in 2007 from $39.9 million in 2006. The Company reported net income of $0.6 million for the first nine months of 2007, or $0.01 per share, compared with reported net income of $2.9 million, or $0.07 per share, in 2006.
“During the third quarter, we continued to execute on our strategic plan in a challenging environment,” said Bill Stakelin, President and CEO of Regent Communications. “Our station results from continuing operations were in line with our guidance. While we were impacted by industry-wide weak advertising demand, we made considerable progress in building our audience shares and advancing our digital initiatives. Our fully integrated web platform continues to take shape across our group as we build out our sites, train our sales teams and begin to cross promote our enhanced platform to our listeners. In line with our focus on maximizing our assets, we also recently entered into agreements to divest several non-core stations, including our smallest market cluster. The proceeds from these sales will strengthen our financial flexibility as we continue to invest in our content, promotion and digital infrastructure, with the goal of increasing the value of our portfolio to the benefit of our stockholders.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Broadcast revenues, net of agency commissions	$25,729	$20,606	$72,973	$57,669
Station operating expenses	16,194	13,686	47,788	39,857
Corporate general and administrative expenses	1,489	1,633	5,551	5,058
Activist defense costs	599	—	599	—
Depreciation and amortization	1,032	973	3,942	3,150
Loss on sale of stations	—	1,843		1,843
Gain on disposal of long-lived assets	(49)	(4)	(50)	(29)

Operating income	6,464	2,475	15,143	7,790
Interest expense	(4,283)	(1,786)	(12,630)	(4,291)
Realized gain and unrealized loss on derivative transactions	(3,728)	—	(1,227)	—
Other income (expense), net	36	(10)	135	53

(Loss) income from continuing operations before income taxes	(1,511)	679	1,421	3,552
Income tax benefit (expense)	160	(79)	(1,039)	(1,093)

(Loss) income from continuing operations	(1,351)	600	382	2,459
Income from discontinued operations, net of income tax	62	237	170	454

Net (loss) income	($1,289)	$837	$552	$2,913

Basic net (loss) income per common share:
(Loss) income from continuing operations	($0.03)	$0.01	$0.01	$0.06
Income from discontinued operations	$0.00	$0.01	$0.00	$0.01

Net (loss) income	($0.03)	$0.02	$0.01	$0.07
Diluted net (loss) income per common share:
(Loss) income from continuing operations	($0.03)	$0.01	$0.01	$0.06
Income from discontinued operations	$0.00	$0.01	$0.00	$0.01

Net (loss) income	($0.03)	$0.02	$0.01	$0.07
Common shares for basic calculation	38,342	39,021	38,277	40,375
Common shares for diluted calculation	38,342	39,027	38,305	40,379
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net (loss) income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
     Third quarter 2007 station operating income increased 37.8% to $9.5 million from $6.9 million in the same period in 2006. For the nine months ended September 30, 2007, station operating income increased 41.4% to $25.2 million from $17.8 million reported for the same period in 2006.
     The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Nine Months Ended
Station operating income	September 30,		September 30,
	2007	2006	2007	2006

Operating income	$6,464	$2,475	$15,143	$7,790

Plus:
Corporate general and administrative expenses	1,489	1,633	5,551	5,058
Activist defense costs	599	—	599	—
Loss on sale of stations	—	1,843	—	1,843
Depreciation and amortization	1,032	973	3,942	3,150
Less:
Gain on disposal of long-lived assets	49	4	50	29

Station operating income	$9,535	$6,920	$25,185	$17,812

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire third quarter for both the 2007 and 2006 periods and excludes barter, net broadcast revenue for the third quarter of 2007 decreased 0.8% to $19.6 million from $19.8 million in the third quarter of 2006. Same station operating income was up slightly in the third quarter of 2007 compared to the third quarter of 2006. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the third quarter of 2006 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands).

	Three Months Ended
Same Station Net Broadcast Revenue	September 30,
	2007	2006

Net broadcast revenue	$25,729	$20,606
Add:

Less:
Net results of stations not included in same station category	5,223	39
Barter transactions	900	798

Same station net broadcast revenue	$19,606	$19,769

	Three Months Ended
Same Station Operating Income	September 30,
	2007	2006

Operating income	$6,464	$2,475

Plus:
Corporate general and administrative expenses	1,489	1,633
Activist defense costs	599	—
Loss on sale of stations	—	1,843
Depreciation and amortization	1,032	973

Less:
Gain on sale of long-lived assets	49	4

Station operating income	9,535	6,920

Adjustments:
Net results of stations not included in same station category	(2,530)	101
Barter transactions	19	(27)

Same station operating income	$7,024	$6,994

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow decreased 1.4% to $3.3 million in the third quarter of 2007, from $3.4 million in the third quarter of 2006. For the nine months ended September 30, 2007, free cash flow decreased 23.8% to $6.2 million in 2007 from $8.1 million in 2006. Free cash flow in the third quarter and year-to-date periods of 2007 were negatively impacted by approximately $0.6 million of shareholder activist costs, as well as increased interest rates and increased borrowings related to acquisitions in the fourth quarter of 2006. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands).

	Three Months Ended		Nine months ended
	September 30,		September
Free Cash Flow	2007	2006	2007	2006

Net (loss) income	($1,289)	$837	$552	$2,913

Add:
Depreciation and amortization (1)	1,054	1,019	4,033	3,458
Non-cash interest expense	134	92	419	276
Non-cash taxes expense (2)	—	214	1,110	1,352
Non -cash loss on sale of radio stations	—	1,843	—	1,843
Non-cash unrealized loss on derivatives	3,985	—	1,986	—
Other items, net (3)	202	217	744	695

Less:
Non cash tax benefit (2)	132	—	—	—
Maintenance capital expenditures	485	433	1,700	1,469
Digital upgrade capital expenditures	135	408	953	947

Free cash flow	$3,334	$3,381	$6,191	$8,121

(1)	Includes depreciation and amortization reclassified to discontinued operations

(2)	Includes taxes reclassified to discontinued operations

(3)	Includes: non-cash compensation; barter; and gain on the disposal of long-lived assets
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Free Cash Flow	2007	2006	2007	2006

Net cash provided by operating activities	$3,807	$5,021	$7,403	$10,451

Less:
Changes in operating assets and liabilities	—	774	—	—
Bad debt expense	85	25	482	369

Plus:
Changes in operating assets and liabilities	232	—	1,923	455

Less:
Maintenance capital expenditures	485	433	1,700	1,469
Digital upgrade capital expenditures	135	408	953	947

Free cash flow	$3,334	$3,381	$6,191	$8,121

Selected Data
As of September 30, 2007, outstanding credit facility debt was approximately $211.1 million and cash was approximately $0.3 million. Total capital expenditures in the third quarter ended September 30, 2007 were approximately $0.6 million.

Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent projects fourth quarter 2007 reported consolidated net broadcast revenues and station operating income of approximately $24.6 to $25.0 million and $8.9 to $9.1 million, respectively. Regent expects earnings of approximately $0.03 per share. However, earnings are subject to non-cash volatility as a result of changes in the market value of our interest rate swaps which are marked to market each quarter. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure, to station operating income (in millions):

	Three Months Ending
	12/31/2007
Station Operating Income	Guidance Range
	Lower	Upper

Operating income	$5.9	$6.1

Plus:
Corporate general and administrative expenses	1.9	1.9
Depreciation and amortization	1.1	1.1

Station operating income	$8.9	$9.1

The Company expects same station net broadcast revenue to be up in the low single digits for the fourth quarter of 2007 compared to the fourth quarter of 2006. The Company expects capital expenditures for the fourth quarter to be approximately $0.7 million, of which approximately $0.2 million is maintenance capital expenditures and approximately $0.5 million is related to consolidation capital expenditures pertaining to a facilities build-out in our Evansville market.
Teleconference
The Company will host a teleconference to discuss its third quarter results on Tuesday, November 6th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2734 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, November 13, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 9337829. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Following completion of all announced transactions, Regent will own and operate 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Dan Harris Brainerd Communicators, Inc. 212-986-6667